Exhibit 10.1

2013 Annual Bonus Plan

Executive Officers

Objective:

•                                          Align the interests of executive officers and shareholders in the future growth and success of ArthroCare Corporation (the “Company”) by rewarding executive officer performance.

Bonus Potential:

•                                          An Eligible Participant’s (defined below) Target Bonus Potential is defined as a percentage of each such Eligible Participant’s annual base salary and is specified in the paragraph under the “Target Bonus Potential” heading below.  The Target Bonus Potential for an Eligible Participant, may be increased or decreased at the sole discretion of the Compensation Committee of the Board of Directors (“Compensation Committee”).

Eligible Participants:

•                                          All executive officers of the Company, including the Chief Executive Officer, serving as such during any part of calendar year 2013 through the payment date of a bonus paid under this Plan (the “Bonus Payment Date”), other than those executive officers who are ineligible due to performance issues as described in the Bonus Factors paragraph below.  Executive officers must be employed by the Company on the Bonus Payment Date to be eligible for any payment under this Plan.  Executive officers whose employment with the Company begins after January 1st, 2013 and who remain employed by the Company through the Bonus Payment Date or executive officers who go on leave of absence during 2013 will have their bonus prorated for time worked in the calendar year.

Target Bonus Potential and Weighting of Company Objectives and Personal Objectives:

•                                          45% of base salary for the fiscal year ending December 31st, 2013 for Senior Vice Presidents whose titles are not listed below.  For Eligible Participants in this category, 90% of the Target Bonus Potential will be based on the achievement of the Company Goals defined below and 10% of the Target Bonus Potential will be based on the Eligible Participant’s annual performance rating approved by the Chief Executive Officer.

•                                          50% of base salary for the fiscal year ending December 31st, 2013 for the  Senior Vice President, Global Markets and Sales Operations & ENT General Manager and the Senior Vice President and General Manager of Sports Medicine.  In each case, 90% of the Target Bonus Potential will be based on the achievement of the Company Goals defined below and 10% of the Target Bonus Potential will be based on the individual’s annual performance rating approved by the Chief Executive Officer.

70% of base salary for the fiscal year ending December 31st, 2013 for the Executive Vice President, Chief Financial Officer and Chief Operating Officer.  90% of the Target Bonus Potential will be based on the achievement of the Company Goals defined below and 10% of the Target Bonus Potential will be based on the individual’s annual performance rating approved by the Chief Executive Officer.

•                                          80% of base salary for the fiscal year ending December 31st, 2013 for the Chief Executive Officer.  100% of the Target Bonus Potential will be based on the achievement of the Company Goals defined below.

Bonus Factors:

•                                          Except in the case of the Chief Executive Officer, the payment to be earned by each Eligible Participant will be a factor of both the Company’s achievement of the below Total Revenue, Adjusted Operating Margin, and Adjusted Free Cash Flow goals (collectively the “Company Goals”) and the achievement by such Eligible Participant of personal performance objectives determined by the Chief Executive Officer. No participant is eligible for a bonus if his or her annual performance rating is below 1.6 on a scale of 1 to 5 (where 5 is the highest rating).  The Target

Bonus Payment of an Eligible Participant may be increased or decreased at the sole discretion of the Chief Executive Officer or, in the case of the Chief Executive Officer, by the Compensation Committee

In the event the Company achieves at least the “Minimum Achievement Level” (defined below), a portion of the Target Bonus Potential will be earned by each Eligible Participant, subject to the limitations herein.  For the purposes of this Plan, the Total Revenue Goal, the Adjusted Operating Margin and the Adjusted Free Cash Flow Goal shall be as set by the Board of Directors.

•                                          The Total Revenue, Adjusted Operating Margin and Adjusted Free Cash Flow Goals shall be ascribed a percentage weight totaling 100% in the aggregate, as follows:

Total Revenue - 60% weight

Adjusted Operating Margin — 20% weight

Adjusted Free Cash Flow — 20% weight

•                                          The Bonus Achievement Level is determined by adding the weighted average of the full year Total Revenue Goal (i.e., Total Revenue Achieved (as defined below) multiplied by 60%), plus the weighted average of the Adjusted Operating Margin and Adjusted Free Cash Flow Goals (same formula).  If the sum of these percentages is equal to or greater than 94%,(the “Minimum Achievement Level”), a portion of the  Target Bonus Potential is payable, as described herein.

•                                          If the Bonus Achievement Level is between 94% and 120%, the portion of an Eligible Participant’s Target Bonus Potential related to the achievement of Company Goals shall be prorated on a 1 to 3 ratio.  For example, if the Bonus Achievement Level is 94%, then Eligible Participants are each eligible for 82% of the portion of their applicable Target Bonus Potential related to the achievement of Company Goals.  If the Bonus Achievement Level is 110%, then Eligible Participants are each eligible for 130% of the portion of their applicable Target Bonus Potential related to the achievement of Company Goals. The Bonus Achievement Level maximum is 120% and the maximum Total Bonus Potential is 160%.

Defined Terms:

Total Revenue shall mean the amount of ArthroCare total revenue from the period of January 1, 2013 through December 31, 2013.

Adjusted Operating Margin shall mean the GAAP operating income, excluding “Investigation and Restatement” expenses, for the calendar year 2013 divided by GAAP consolidated revenues.

Adjusted Free Cash Flow shall mean Adjusted Earnings before Interest, Tax, Depreciation, Amortization and non-cash equity Compensation adjusted for income taxes paid, changes in working capital and operational capital expenditures for the calendar year ended 2013. Working capital is defined as the sum of accounts receivable, inventory and other non-cash current assets less accounts payable, accrued liabilities and other current liabilities, other than those current assets and liabilities related to income taxes.Free Cash Flow is also adjusted to remove the effects of “Investigation and Restatement-related” expenses.  For clarity, an increase in net Working Capital will be a reduction in Adjusted Free Cash Flow and a decrease in net Working Capital will be an increase in Adjusted Free Cash Flow.

Total Revenue Achieved shall mean the percentage determined by dividing the full year total revenue by the Total Revenue Goal.

Adjusted Operating Margin Achieved shall mean the percentage determined by dividing the full year Adjusted Operating Margin by the Adjusted Operating Margin Goal.

Adjusted Free Cash Flow Goal Achieved shall mean the percentage determined by dividing the Adjusted Free Cash Flow by the Adjusted Free Cash Flow Goal.

Bonus Achievement Level shall mean the actual level of bonus achieved.

Any bonuses payable under this 2013 Bonus Plan are subject to the approval of the Compensation Committee.  The portion of an Eligible Participants Target Bonus Potential shall be paid to each Eligible Participant on the Bonus Payment date as approved by the Board of Directors and as described in this Plan.  In no event will the Bonus Payment Date occur before the Company has filed with the SEC its Annual Report on Form 10-K for 2013.  The Compensation Committee may make such changes in Eligible Participants, the Target Bonus Potential, or any other aspect of this Plan as it deems appropriate at any time and without prior notice.